Exhibit 99.1
THORATEC CORPORATION AND HEARTWARE INTERNATIONAL,
INC. ANNOUNCE TERMINATION OF PROPOSED TRANSACTION
     (PLEASANTON, CA/FRAMINGHAM, MA/SYDNEY, AUSTRALIA), July 31, 2009—Thoratec Corporation (NASDAQ: THOR) a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, and HeartWare International, Inc. (NASDAQ: HTWR/ASX: HIN), which develops and manufactures miniaturized implantable heart pumps, announced today they have mutually agreed to terminate their merger agreement, announced on February 13, 2009, under which Thoratec would acquire HeartWare. The decision to terminate the merger agreement was made in response to a determination by the U.S. Federal Trade Commission (“FTC”) to file a complaint in the U.S. Federal District Court challenging the proposed acquisition.
     “We are disappointed by the Federal Trade Commission’s decision to seek to enjoin the transaction,” said Gary F. Burbach, president and chief executive officer of Thoratec. “Although we continue to believe in the benefits of the transaction, our management and board of directors have determined that it was in the best long-term interests of Thoratec and its shareholders not to pursue what would likely be a protracted, costly and unpredictable litigation process. We remain focused on building a much broader market for VADs in treating advanced stage heart failure,” he added.
     “After discussions with Thoratec and our board of directors, we agree that litigation to pursue the acquisition by Thoratec is not in the best interests of our shareholders. While we too are disappointed with the decision by the FTC, we are, nonetheless, excited about HeartWare’s prospects going forward on a stand-alone basis and look forward to serving patients and clinicians,” said Doug Godshall, president and chief executive officer of HeartWare.
About Thoratec Corporation
     Thoratec Corporation is a world leader in therapies to address advanced-stage heart failure. The company’s product lines include the Thoratec® VAD (Ventricular Assist Device) and HeartMate LVAS, with more than 13,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) division is a leader in point-of-care blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com
     Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation and IVAD is a trademark of Thoratec Corporation. ITC, A-VOX Systems AVOXimeter, HEMOCHRON, ProTime and IRMA are registered trademarks of International Technidyne Corporation. CentriMag is a registered trademark of Levitronix, LLC.

About HeartWare International, Inc.
     HeartWare International, Inc., develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADs) to treat patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD™ pump, the only full-output pump designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has completed an international clinical trial for the device involving five investigational centres in Europe and Australia. The device is currently the subject of a 150-patient clinical trial in the United States for a Bridge-to-Transplantation indication.
Use of Forward-Looking Statements
     This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “believes,” “views,” “expects,” “projects,” “hopes,” “could,” “will,” “intends,” “should,” “estimate,” “would,” “may,” “anticipates,” “plans” and other similar words. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information, and are based on Thoratec and HeartWare’s current expectations, estimates, forecasts and projections. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: economic, business, competitive, and/or regulatory factors affecting the businesses of Thoratec and HeartWare generally, including those set forth in the filings of Thoratec and HeartWare with the Securities and Exchange Commission, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec and HeartWare undertake no obligation to publicly release the results of any revisions or updates to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
Contact Information

Thoratec Contacts

David Smith	Neal B. Rosen
Executive Vice President, Chief Financial Officer	Ruder-Finn
Thoratec Corporation	Tel. (415) 692-3058
Tel. (925) 847-8600

HeartWare Contacts

www.heartware.com	U.S. Investor Relations
Howard Leibman	Matt Clawson
Director Corporate Development	Partner
HeartWare Limited	Allen & Caron, Inc.
E-mail: howard.leibman@heartware.com.au	E-mail: matt@allencaron.com
Tel. +61 2 9238 2064	Tel. +1 949 474 4300